Exhibit 10.1

[LETTERHEAD OF MITTAL STEEL COMPANY LIMITED]

26 January, 2006

ThyssenKrupp AG

August-Thyssen-Strasse 1

40211 Dusseldorf

Germany

Attention: Dr. Ekkehard Schulz, Dr. Ulrich Middelmann

Ladies and Gentlemen,

Mittal Steel Company N.V. (“Mittal”) has offered ThyssenKrupp AG (“ThyssenKrupp”) the opportunity to acquire a controlling interest in Dofasco Inc. (“Dofasco”) at a price of C$ 68.00 per share. This letter confirms the binding agreement between Mittal and ThyssenKrupp with respect to this transaction.

On the basis of the Support Agreement, dated November 28, 2005 (the “Support Agreement”), between ThyssenKrupp and Dofasco, ThyssenKrupp has publicly offered to acquire all of Dofasco’s common shares (the “Common Shares”) for a consideration of C$ 68.00 per share. This offer has expired on January 26, 2006 without ThyssenKrupp purchasing any Common Shares.

Mittal is considering making a public offer (the “Offer”) to acquire a percentage of the outstanding ordinary shares of Arcelor S.A. (“Arcelor”) that will be specified in the formal offer documents (the “Offer Documents”) for the Offer as filed with the relevant regulatory authorities. Arcelor has made a public offer to acquire 100% of the Common Shares of Dofasco for cash, which offer has been recommended by Dofasco.

If Mittal actually makes the Offer, if Arcelor successfully acquires Common Shares representing a controlling interest in Dofasco and if Mittal successfully acquires a sufficient percentage of the outstanding ordinary shares of Arcelor to enable Mittal to assert effective management control over Arcelor with the ability to sell Dofasco, Mittal shall cause Arcelor and any relevant subsidiary to sell to ThyssenKrupp (or, at ThyssenKrupp’s sole discretion, a wholly-owned subsidiary of ThyssenKrupp) 100% of the Common Shares then held by Arcelor or any direct or indirect subsidiary of Arcelor (the “Acquired Common Shares”) at a price equal to the Euro equivalent of C $ 68.00 per share (the “Euro Share Price”), subject to adjustment as provided below and assuming that the number of Common Shares outstanding is unchanged. ThyssenKrupp shall purchase the Acquired Common Shares at such Euro Share Price, as adjusted. The Euro equivalent of C $ 68.00 per share shall be determined based on the spot rate of exchange of Euro for C$ at 8:00 a.m., London time, on the date of the Arcelor Closing (as defined below).

The sale and purchase provided in the preceding paragraph shall be completed as soon as possible after receipt of applicable regulatory approvals and shall be conditioned on the fact that no event shall have occurred which would have a Company Material Adverse Effect (as defined in the Support Agreement) between the signing of this letter agreement and the ThyssenKrupp Closing (as defined below). Without prejudice to the binding character of this letter agreement, Mittal and ThyssenKrupp shall enter into a share purchase agreement that is customary for such transactions. The transfer of the Acquired Common Shares shall be made at the Euro Share Price as soon as possible, and any adjustment amount shall thereafter be settled between Mittal and ThyssenKrupp as soon as it is calculated. The Euro Share Price shall be adjusted Canadian dollar for Canadian dollar, up or down as the case may be, based on the arithmetic differences, if any, between the Net Financial Debt (as defined below) and the Net Working Capital (as defined below) of Dofasco as of the end of the day immediately preceding the date of the closing of Arcelor’s exchange offer for Common Shares (the “Arcelor Closing”) and the Net Financial Debt and Net Working Capital on the date of the closing of the sale of the Acquired Common Shares to ThyssenKrupp (the “ThyssenKrupp Closing”). The adjustment per Acquired Common Share shall be computed by dividing the net amount of such differences by the total number of Common Shares outstanding (on a fully diluted basis) as of the ThyssenKrupp Closing and shall be paid in Canadian dollars.

The adjustment shall be determined by Dofasco’s independent outside auditor as soon as possible following the ThyssenKrupp Closing. Payment of any adjustment shall be made promptly following notification of the adjustment by the auditor. Absent manifest error, the auditor’s determination of the adjustment amount shall be final and binding on Mittal and ThyssenKrupp. “Net Financial Debt” means, as of any date, the difference between (i) cash and cash equivalents and (ii) loans, notes, bonds and any other indebtedness for borrowed money, as they appear in Dofasco’s unaudited consolidated balance sheet as of such date. “Net Working Capital” means, as of any date, the difference between (i) current assets and (ii) current liabilities, as they appear in Dofasco’s unaudited consolidated balance sheet as of such date, excluding in each case all amounts taken into account in determining Net Financial Debt. All such consolidated balance sheets shall be prepared in accordance with Canadian generally accepted accounting principles as consistently applied to Dofasco. For purposes of the calculation of the adjustment, any impact of the payment or financing of the “break fee” payable by Dofasco to ThyssenKrupp under the Support Agreement shall be excluded.

Unless otherwise required by law or stock exchange regulation, each of Mittal and ThyssenKrupp shall maintain the absolute confidentiality of this letter agreement until the launch of the Offer, informing only those of its respective directors, employees and advisors as have a need to know. It is understood that each of Mittal and ThyssenKrupp will be required to make public disclosure of this letter agreement.

During the term of this letter agreement, ThyssenKrupp shall not have any discussions or enter into any agreement or understanding of any kind with Arcelor or any person acting on behalf of or in concert with Arcelor regarding the purchase or disposition of any interest in Common Shares.

This letter agreement may be terminated (1) by mutual agreement of the parties, (2) by either party if Mittal does not launch the Offer within five days from the date hereof, or (3) by either party if the ThyssenKrupp Closing does not take place within a period of 15 months following the date hereof.

This letter is intended to create a binding agreement between Mittal and ThyssenKrupp, governed by English law.

Please confirm your agreement by countersigning this letter.

Very truly yours,

Mittal Steel Company N.V.

By                     /s/

            (Lakshmi N. Mittal)

Agreed and acknowledged,

ThyssenKrupp AG

By:

                    /s/

(Dr. Ekkehard D. Schulz)

                    /s/

(Dr. Ulrich Middelmann)

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